Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of the First American Corporation of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the manner in which the Company accounts for noncontrolling interests in consolidated subsidiaries and the segment realignments discussed in notes 2,14, 17 and 1,3, 16, respectively, as to which the date is October 8, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in First Advantage Corporation’s Form 8-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

October 29, 2009